Exhibit 99.1

AnchorBank Announces Lifting of Regulatory Enforcement Actions

MADISON, Wis., April 2, 2014 (GLOBE NEWSWIRE) — AnchorBank today announced its Cease and Desist Order and Prompt Corrective Action Directive, both overseen by the Office of the Comptroller of the Currency, have been terminated. However, the Cease and Desist Order at Anchor BanCorp Wisconsin Inc., the Bank’s parent company, presently remains in place.

On June 26, 2009, AnchorBank and its holding company, Anchor BanCorp each consented to the issuance of Orders to Cease and Desist (the “C&D Orders”) by the Office of Thrift Supervision. And on August 31,2010, the Bank received a Prompt Corrective Action Directive (“PCAD”) from its regulators. In response to the C&D Orders and the PCAD, both of which imposed no fines or penalties on the Bank, the Board of Directors recruited a new executive management team under the leadership of Chris M. Bauer, who joined the Bank as Chief Executive Officer.

The new management team led the Bank’s turnaround efforts, with a focus on stabilizing the Bank and was ultimately able to achieve compliance with every provision contained in the C&D Orders and PCAD with the exception of capital ratio requirements.

To address such remaining requirement, on September 27,2013, Anchor BanCorp completed a $175 Million recapitalization and reorganization. Today, as a result of the recapitalization, the Bank’s capital levels exceed those required under the terms of the Bank’s Cease and Desist Order. As of December 31,2013, the Bank’s total risk-based capital ratio was 17.07%, with Tier 1 capital at 9.60%.

“The recapitalization positioned AnchorBank for future success, and a return to soundness, profitability and growth. Maintaining a strong compliance culture will remain a top priority in 2014 and beyond,” said Chris Bauer, President & CEO of AnchorBank. “We continue to make steady progress in improving our financial health, and we continue to focus our efforts on new strategies to develop a relationship-focused, service-driven franchise with expanded commercial lending, core deposits and a more efficient operating model. Termination of these regulatory enforcement actions affirm that AnchorBank complies with or exceeds all regulatory requirements and expectations.”

About Anchor BanCorp Wisconsin Inc.

AnchorBank, fsb has 54 offices, all of which are located in Wisconsin.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements.

Generally, these statements relate to business plans or strategies, projections involving anticipated revenues, earnings, liquidity, capital levels, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws.

CONTACT: Jennifer Ranville, 608-252-8862

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